Exhibit 99.2

[Horace Mann Educators Corporation logo]

Dwayne D. Hallman
Senior Vice President - Finance
Horace Mann Educators Corporation
(217) 788-5708
www.horacemann.com

HORACE MANN ESTIMATES IMPACT OF

HURRICANES FRANCES, IVAN AND JEANNE

SPRINGFIELD, Ill., September 30, 2004 — Horace Mann Educators Corporation (NYSE:HMN) estimates its financial impact from Hurricane Frances and Hurricane Ivan, net of anticipated reinsurance, will total approximately $23 to $26 million pretax. In addition, the company affirmed its previously announced pretax cost estimate for Hurricane Charley, net of reinsurance, of approximately $12 to $14 million. In each case, the estimates reflect anticipated recoveries from the Florida Hurricane Catastrophe Fund and from Horace Mann’s underlying catastrophe reinsurance program.

The claim reporting and adjusting process for Hurricane Jeanne is in a very preliminary stage and has been more difficult for claimants and adjusters, given the multiple events and current degree of property destruction in Florida. Horace Mann’s ability to estimate its net losses from this event is further complicated by the impact of loss estimates from the three prior events on the amount of catastrophe reinsurance coverage that would be available for Hurricane Jeanne. Current company estimates, however, project net pretax losses from Hurricane Jeanne at between $15 and $25 million. The higher level of estimated losses for Jeanne, compared to Charley, Frances and Ivan, is due to the anticipated reduction in coverage from the lower two layers of the company’s catastrophe reinsurance program due to estimated recoveries from the prior three events.

“Horace Mann’s favorable non-catastrophe property and casualty underwriting results in 2004 have continued into the third quarter,” said Louis G. Lower II, President and Chief Executive Officer. “That, along with a relatively low level of catastrophe losses in the first half of the year, enabled Horace Mann to recently confirm our previous full year 2004 guidance for net income before realized investment gains and losses of between $1.45 and $1.55 per share in spite of loss estimates from Hurricane Charley,” Lower continued. “However, given the three unprecedented subsequent events, which bring the total estimated net cost of the four hurricanes to between $50 and $65 million pretax, projected catastrophe losses are now well above our previous expectations for 2004 and above levels experienced by the company in any year in its 60 year history. As a result, we are reducing our estimated 2004 net income before realized investment gains and losses to between $0.85 and $1.00 per share.”

Horace Mann is scheduled to announce third quarter financial results the week of November 1, at which time further details related to its catastrophe loss estimates and earnings guidance will be provided.

“For people in Florida and other parts of the southeast to experience the destruction of four powerful storms in such a short period of time is certainly a test of their resilience,” said Lower. “Horace Mann customers can be assured that we are continuing to make every effort to exceed their expectations and to ensure timely and equitable claim settlements.”

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides retirement annuities, life insurance, property/casualty insurance, and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. Horace Mann is publicly traded on the New York Stock Exchange as HMN. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the company’s public filings with the Securities and Exchange Commission.

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